Exhibit 3.1(c)
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                        BAJA PACIFIC INTERNATIONAL, INC.


     Pursuant to the provisions of Utah Code Ann. Section 16-lOa-1006 Baja Pacific International, Inc.(the "Corporation") hereby adopts the following Aftcles of Amendment to it Articles of Incorporation.


     I. Name. The name of the Corporation is Baja Pacific International, Inc.

     II. Amendment. Article I of the Corporation's Articles of Incorporation is hereby amended to change the name of the Corporation to Taig Ventures, Inc.

     III. Shares. The aggregate number of shares which the Corporation shall have authority to issue is fifty million (50.000,000) shares of $.001 per share par value common stock.

     IV. Amendment. Article IV of the Corporation's Articles of Incorporation is hereby amended to read as follows:

     Article IV - Shares. The authorized capital of the Corporation includes 100,000,000 shares of common stock without par value, 100000 Class A Preferred shares with a par value of $1.00; and 10,000,000 Class B Preferred shares with a par value of $1.00.

     V. Date of Adoption. The foregoing amendments were adopted at a joint special meeting of the shareholders and directors of the Corporation held on April 30, 1998.

     VI. Adoption of Amendments by Shareholders. There were 463,500 shares of the Corporation's common stock outstanding and entitled to one vote each to approve or disapprove the adoption of the above amendments at the referenced meeting of the shareholders. Of these shares, 333,720, shares were indisputably represented at the meeting of the shareholders and 333,720 of these shares voted in favor of the amendments and 0 shares were voted against the amendments, The number of shares cast for approval of the amendments by the voting group was sufficient for approval of the adoption of the amendments.

         Dated this 30th day of April, 1998

BAJA PACIFIC 1NTERNATIONAL, INC.

/s/ Shane Kennedy
-------------------------------------
By Shane Kennedy, Its President